SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
       Suspension of Duty to File Reports Under Sections 13 and 15(d)
                   of the Securities Exchange Act of 1934

                        Commission File Number 0-873

                            PACIFIC TELECOM, INC.
           (Exact name of registrant as specified in its charter)

                         805 Broadway, P.O. Box 9901
                      Vancouver, Washington 98668-8701
                               (360) 905-5800
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, no par value
          (Title of each class of securities covered by this Form)

                               Debt Securities
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the
                            duty to file reports:

Rule 12g-4(a)(1)(i)           [X]         Rule 12h-3(b)(1)(ii)           [ ]
Rule 12g-4(a)(1)(ii)          [ ]         Rule 12h-3(b)(2)(i)            [ ]
Rule 12g-4(a)(2)(i)           [ ]         Rule 12h-3(b)(2)(ii)           [ ]
Rule 12h-4(a)(2)(ii)          [ ]         Rule 15d-6                     [ ]
Rule 12h-3(b)(1)(i)           [X]

              Approximate number of holders of record as of the
                        certification or notice date:

                                     One

Pursuant to the requirements of the Securities Exchange Act of 1934, Pacific Telecom, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  September 28, 1995                 By:  JAMES H. HUESGEN
                                               -----------------------------
                                               James H. Huesgen
                                               Executive Vice President
                                               and Chief Financial Officer